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                                                                 Exhibit 99.2(i)
DELOITTE &
        TOUCHE
--------------          --------------------------------------------------------
                        DELOITTE & TOUCHE LLP          Telephone: (305) 358-4141
                        Certified Public Accountants   Facsimile: (305) 372-3160
                        Suite 400
                        200 South Biscayne Boulevard
                        Miami, Florida 33131-2310


INDEPENDENT ACCOUNT'S REPORT

To the Board of Directors of
  Lennar Partners, Inc.:

We have examined management's assertion about Lennar Partners, Inc.'s (the "Company") compliance with the minimum servicing standards identified in the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as applicable to the special servicing of commercial and multifamily mortgage loans as of and for the year ended December 31, 1999 included in the accompanying management assertion. Management is responsible for the Company's compliance with those applicable minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned applicable minimum servicing standards as of and for the year ended December 31, 1999 is fairly stated, in all material respects.



/s/ Deloitte & Touche LLP
-------------------------

March 1, 2000



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LENNAR PARTNERS
--------------------------------------------------------------------------------
An LNR Company

March 1, 2000


LaSalle Bank, N.A.
135 LaSalle Street, Suite 1625
Chicago, IL 60603
Attention:  Asset-Backed Securities
            Chase Commercial Mortgage Securities Corp., Series 1996-1

Re:   Annual Independent Public Accountant's Servicing Report
      Chase Commercial Mortgage Securities Corp.
      Commercial Mortgage Pass-Through Certificates, Series 1996-1

To whom it may concern:

As of and for the year ended December 31, 1999, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of American's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for the same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $7,500,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,


LENNAR PARTNERS, INC.

/s/ Susan K. Chapman
--------------------
Susan K. Chapman
Vice President

cc:   Chase Manhattan Bank
      CCMB Servicing Division
      380 Madison Avenue, 11th Floor
      New York, NY 10017
      Attention:  Janice Smith, V.P.

      Chase Manhattan Bank
      450 West 33rd Street, 15th Floor
      New York, NY 10001
      Attention:  Structured Finance Services (MBS)


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      Fitch Investors Service L.P.
      One State Street Plaza, 33rd Floor
      New York, NY 10004
      Attention:  Commercial Mortgage Surveillance Group

      Standard & Poor's Ratings Group
      25 Broadway
      New York, NY 10003
      Attention:  Commercial Mortgage Surveillance Group